Exhibit 99.1

TOREADOR RESOURCES ANNOUNCES REDEMPTION OF SHAREHOLDERS RIGHTS AGREEMENT

Dallas, TX (January 30, 2009) – Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) announces today that on January 28, 2009, its Board of Directors  agreed to the redemption of all outstanding rights pursuant to the Rights Agreement.

“This recent corporate governance enhancement demonstrates that the Board is responsive to shareholders and is willing to improve accountability of management,” said Craig McKenzie, interim Chief Executive Officer of Toreador. “We believe that the redemption of the rights is consistent with Toreador’s reinvigorated commitment to maximizing shareholder value as well as in the best interest of the Company and all our shareholders.”

The redemption is effective immediately and holders of rights have no further rights with respect to the Rights other than to receive a redemption payment of $0.001 per right.  The record date for the redemption is February 7, 2009.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. More information about Toreador may be found at the company's web site, www.toreador.net.

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Contact:

Toreador Resources:

Arnie McFalls - Controller

(214) 559-3933